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                                                                    Exhibit 11.1

                              THE CHUBB CORPORATION
                        COMPUTATION OF EARNINGS PER SHARE
                              PERIODS ENDED JUNE 30

                                              Second Quarter       Six Months
                                              --------------      -------------
                                              1995      1994      1995     1994
                                              ----      ----      ----     ----
                                                         (in millions)
Net income..................................  $185.0   $146.7    $331.7   $219.9

After-tax interest expense on 6% guaranteed
 exchangeable subordinated notes............     2.5      2.5       4.9      4.9
                                              ------   ------    ------   ------

Net income for computing earnings per share.  $187.5   $149.2    $336.6   $224.8
                                              ======   ======    ======   ======

Average number of common shares
 outstanding................................    87.0     87.8      86.9     87.7

Additional shares from assumed conversion
 of 6% guaranteed exchangeable subordinated
 notes as if each $1,000 of principal
 amount had been converted at issuance
 into 11.628 shares of common stock.........     2.9      2.9       2.9      2.9
                                              ------   ------    ------   ------

Average number of common and common
 equivalent shares assumed outstanding for
 computing earnings per share...............    89.9     90.7      89.8     90.6
                                              ======   ======    ======   ======

Net income per share........................  $ 2.09   $ 1.65    $ 3.75   $ 2.48
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